RETIREMENT AGREEMENT

This RETIREMENT AGREEMENT (the “Agreement”) is made as of June 20, 2013, between DOMINION RESOURCES, INC. (the “Company” or “Dominion”) and GARY L. SYPOLT (the “Executive”).

RECITALS:
The Company recognizes that effective transition of management of the Company is essential to advancing the best interests of the Company, its shareholders and its subsidiaries.  The Company acknowledges that the Executive is eligible to retire and the Company wishes to retain the continuing services of the Executive under the terms as provided in this Agreement.  The Company and the Executive are entering into this Agreement to induce the Executive to remain an employee of the Company through August 31, 2013, to provide access to the Executive’s services following the Executive’s retirement, including during a transition period, to provide for an extended noncompetition period following his retirement, and for other purposes covered in this Agreement.  The Executive has agreed to continue to be employed by the Company until September 1, 2013 and to provide transition services following his retirement under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

1.           Employment.  The Executive agrees to continue in the employment of the Company for the period beginning on June 20, 2013 and ending on August 31, 2013.  Effective September 1, 2013, the Executive will retire from the Company, resign as an officer of the Company and any of its subsidiaries, and cease to be an employee of the Company.

2.           Post-Employment Consulting Services.  Starting September 1, 2013, the Executive agrees to provide transition services to the Company for a period of twelve months (the “Transition Period.”).  The transition services will consist of the Executive’s cooperation with the Company in the continuing transition of his duties following the Executive’s retirement, his assistance on the implementation of the Company’s participation in initial operation of Blue Racer Midstream, LLC, other midstream gas activities and such other projects and activities related to the Executive’s special knowledge and expertise as may be requested by the Company and agreed to by the Executive, which agreement may not be unreasonably withheld by the Executive.  The consulting services will not exceed an average of thirty-five (35) hours per month during the Transition Period.

3.           Post-Employment Noncompetition and Nonsolicitation.  The Executive and the Company agree as follows.

(a)           During the period commencing September 1, 2013 and continuing through August 31, 2015 (the “Non-Compete Period”), the Executive agrees that he will not, without the prior written consent of the Company, engage in competition with the Company by being associated with any business entity which engages in the business of providing electricity, natural gas and related services to customers in any state in which the Company provides any such services or with any business entity which engages in the production or transportation of natural gas or oil in any state in which the Company engages in such activities.  The Executive will be deemed to have associated with a business entity if he serves as an officer, director, consultant or in any managerial or executive position with respect to the business entity.

(b)           The Executive agrees that, during the Non-Compete Period, he will not solicit or attempt to solicit any employees or customers of the Company, or other persons or entities with or through whom the Company has done business, for the purpose of providing goods and services or engaging in activities in competition with the Company.  The Executive agrees that, during the Non-Compete Period, (A) he will not solicit, aid or encourage, directly or indirectly any employees of the Company to leave the Company or work elsewhere, and (B) he will not solicit, aid or encourage, directly or indirectly, any of the Company’s customers to move their business from the Company or to place business elsewhere.

4.           Non-Disparagement and Cooperation.  The Executive agrees that he will not disparage, denigrate, or otherwise make negative statements about the Company, its management, or its services to any person, institution, agency, court, governmental body, company, or other entity.  The Executive agrees that in the event that he is compelled by subpoena or court order to participate in a legal proceeding against the Company or otherwise agree to testify against the Company, he will notify the Company.  The Executive further agrees to cooperate with the Company by making himself reasonably available to discuss the subject of his testimony with the Company and its counsel before he provides such testimony.

5.           Payment.  As consideration for the services, the noncompetition period, and the other provisions in Sections 1, 2, 3 and 4, if the Executive is employed on August 31, 2013, the Company will make a payment to the Executive on that date that is equal to the sum of his annual base salary and target Annual Incentive Plan award for 2013 (the “Payment”).  The Payment will be made in a lump sum, subject to applicable tax withholding, on August 31, 2013.  The Payment will be subject to the claw back provisions of Section 7.

6.           Confidentiality.

(a)           The Executive agrees to keep confidential and not disclose or make use of any Confidential Information received or learned during or as a result of his service to Dominion, except as permitted in writing by the Dominion Chief Executive Officer or as ordered by a court of competent jurisdiction.  For purposes of this Agreement, “Confidential Information” means any of the Company’s confidential or proprietary information or trade secrets. This includes but is not limited to business plans or strategies (whether pursued or not); budgets or forecasts; production and cost data; marketing techniques or strategies; invoices; non-public information about the Company’s actual or potential customers or business partners; inventions, developments, improvements, formulas, and discoveries (whether implemented or not); computer materials such as programs, instructions, source and object code, and databases; information regarding the skills and compensation of the Company’s employees; and other information of a similar nature not known to the public, which, if misused or disclosed, could adversely affect the Company’s business interests.

(b)           The Executive understands and acknowledges that such Confidential Information is and at all times remains the Company’s property.  The Executive understands and acknowledges that the Company would be substantially damaged if such Confidential Information were divulged outside the Company.

7.           Claw Back of Payment For Breach.

(a)           This Section 7 shall apply if the Company determines that any of the following events has occurred (each a “Claw Back Event”):

 (i)           the Executive has committed any breach of this Agreement (other than an immaterial breach that the Executive promptly corrects after notice from the Company).

(ii)           If the Company’s financial statements are required to be restated at any time before September 1, 2015 as a result of fraud or intentional misconduct, the Company determines, in its discretion, based on the facts and circumstances surrounding the restatement, that the Executive’s conduct directly caused or partially caused the need for the restatement.

(iii)           The Company determines that the Executive has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Executive’s duties at the Company.

(b)           If a Claw Back Event occurs, the Company may, in its discretion, based on the facts and circumstances, withhold the Payment, or if the Payment has been made, recover all or a portion of the Payment from the Participant.  The Company reserves the right to recover the Payment pursuant to this Section 7 by (i) seeking repayment from the Participant; (ii) reducing the amount that would otherwise be payable to the Participant under another Company benefit plan or compensation program to the extent permitted by applicable law; or (iii) taking any combination of these actions.  The Company’s right to recover the Payment pursuant to this Section 7 shall be in addition to, and not in lieu of, actions the Company may take to remedy the Executive’s breach of the Agreement.

8.           Release.  As a condition to receiving the Payment, the Executive agrees to sign a release in the form of Exhibit A on August 23, 2013 (the “Release”).  If the Executive fails to sign the Release so that is effective and any revocation period has lapsed prior to August 31, 2013, the Company shall not make the Payment and the provisions of Sections 2 and 3 shall not apply.

9.           Severability.  If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force.

10.           Governing Law.  This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Virginia.

11.           Binding Agreement.  The Executive acknowledges that he has read this Agreement; that he fully understands its terms; that he has been advised in writing to consult with counsel in connection with his decision to enter into this Agreement and he has had an ample opportunity to do so; that he has been provided a period of at least 21 days to decide whether to enter into the Release and that he has had ample time to consider his decision; and that he signs this Agreement as his own free act and deed.  The Executive is satisfied with the terms of this Agreement and agrees that the terms are binding upon him.

WITNESS the following signatures.
                            DOMINION RESOURCES, INC.

                             By: _____/s/ Thomas F. Farrell, II_______
                             Thomas F. Farrell, II
                             Chairman, President and Chief Executive Officer

Dated:  June 20, 2013

                                                                                 Gary L. Sypolt

                                            _____/s/ Gary L. Sypolt_______

Dated:  June 20, 2013

Exhibit A

Release

To the maximum extent permitted by law, Gary L. Sypolt (the “Executive”) forever waives and releases Dominion Resources, Inc. and any of its current and former affiliates (the “Company” or “Dominion”) and Dominion’s current and former parents, subsidiaries, divisions, employee benefit plans, officers, directors, employees, servants, attorneys, agents, representatives, shareholders, owners, predecessors, successors, and assigns (collectively referred to as “Dominion and the Released Parties”) from all claims, demands, actions, charges or liabilities, known or unknown, whether already filed or not (“Claims”), that he has ever had or now may have against the Company, up to and including the date of this Release.  The Claims that the Executive is releasing in this Agreement include, but are not limited to:

(a)           All Claims that arise out of or are related to his employment with the Company or any of the Released Parties or the conclusion of that employment;

(b)           All Claims arising under any of the following laws (or successor or replacement laws and any amendments thereto): the Age Discrimination in Employment Act; Fair Labor Standards Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Civil Rights Act of 1866; Title VII of the Civil Rights Act of 1964; 42 USC § 1981; the Virginia Human Rights Act, Virginia Code § 2.2-3900 et seq.; the Virginians with Disabilities Act, Virginia Code Title 51.5; the Fair Credit Reporting Act; any attorney fees under the foregoing laws; and any other federal, state or local law, including any city ordinance, dealing with wrongful termination of employment, payment of wages, or discrimination in employment on the basis of sex, race, color, national origin, ancestry, religion, disability, age, retaliation, sexual orientation, sickle cell trait, marital or parental status, or spousal affiliation.

(c)           All Claims based on theories of contract, breach of implied contract or express or quasi-contract, interference with contractual relations, fraud, misrepresentation, retaliation, infliction of emotional distress, mental anguish, personal injury, invasion of privacy, defamation, violation of public policy, or other tort, whether based on state law, common law or other law.

(d)           This Release does not affect the Executive’s right to file a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or to provide information to or participate as a witness in an investigation undertaken or a proceeding initiated by the EEOC.  However, Executive waives his right to monetary or other recovery, including attorneys’ fees, should he or any federal, state or local administrative agency pursue any claims on his behalf arising out of his employment or the conclusion of his employment with Dominion or any of the Released Parties.

    (e)     Executive understands that nothing in this Release prohibits, penalizes, or otherwise discourages his from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, pipeline safety concern, workplace safety concern, public safety concern, or any concern about the legal or ethical management of Dominion to Congress, the U.S. Nuclear Regulatory Commission (NRC), the U.S. Department of Transportation (DOT), the U.S. Department of Labor, or any other state or federal agency.  Executive further understands that the provisions in this Release are not intended to prohibit or restrict him from communication with, or full, unconditional cooperation in proceedings or investigations by, Congress or any agency relating to his concerns, including nuclear or pipeline regulatory or safety concerns.  Additionally, if the Executive previously raised concerns or claims with the NRC or DOT, nothing in this Release serves as a waiver or withdrawal of any of those concerns.

    (f)     This Release is not and shall not be deemed an admission by Dominion or any Released Party of a violation of any statute or law or wrongdoing of any kind, and Dominion and the Released Parties expressly deny any violation or wrongdoing.  Further, this Release is not and shall not be deemed an admission or finding that any claim the Executive might raise against Dominion or any of the Released Parties, including any claim in connection with his employment with Dominion or any of the Released Parties or the conclusion of that employment, is or would be in any way valid or meritorious.  The Executive and Dominion specifically acknowledge that they are entering into this Release solely for the purpose of establishing mutually agreeable terms regarding the conclusion of the Executive’s employment.

 Employee warrants that as of the signing of this Release, he has not filed any claims against Dominion or the Released Parties with any court or administrative agency.

 This Release does not waive or release any Claims that arise after the Executive signs this Release and it becomes effective. Also, the Executive is not releasing any Claim that relates to his right to enforce his Retirement Agreement with the Company dated June 20, 2013.

 This Release does not affect the Executive’s right to any accrued benefits which are vested as of the date of this Agreement under the Company’s tax-qualified Pension Plan and Savings Plan or any applicable non-qualified plans in which he may be a participant.  The Executive will be eligible for such vested and accrued benefits to the extent permitted by and in accordance with and subject to the terms and provisions of each such plan.

Age Discrimination Release Notification.

This Release includes a release of all charges and claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of 29 U.S.C. § 626(f), the Executive acknowledges the following:

(a)           that he has been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release;

(b)           that he has been advised to consult with an attorney and/or other advisor of his choosing concerning his rights and obligations under this release;

(c)           that he has been advised to fully consider this release before executing it and has been offered ample time and opportunity, in excess of twenty-one (21) days, to do so; and

(d)           that this release shall become effective and enforceable seven (7) days following execution of this Release by the Executive during which seven (7) day period the Executive may revoke this Release by delivering written notice to the general counsel of the Company.

                                           Gary L. Sypolt

_____/s/ Gary L. Sypolt_______
Dated:  June 20, 2013